Exhibit 3.1

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

INTELEPEER, INC.

IntelePeer, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this Corporation is IntelePeer, Inc. and that this Corporation was originally incorporated pursuant to the General Corporation Law on October 5, 2006 under the name Voex, Inc.

SECOND:  That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended and restated in its entirety as follows (the “Restated Certificate”):

ARTICLE I

The name of this Corporation is IntelePeer, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of Newcastle 19808.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.            Authorization of Stock.  This Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.  The total number of shares that this Corporation is authorized to issue is 80,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and 43,760,592 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).  The Preferred Stock shall be divided into three series.  The first series of Preferred Stock shall consist of 1,280,210 shares and shall be designated “Series A Preferred Stock.”  The second series of Preferred Stock shall consist of 24,730,382 shares and shall be designated “Series B Preferred Stock.”  The third series of Preferred Stock shall consist of 17,750,000 shares and shall be designated “Series C Preferred Stock”.

Irrespective of any contrary provisions contained in Section 242(b)(2) of the General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the holders of shares of Common Stock voting together with the holders of shares of Preferred Stock as a single class (on an as-converted to Common Stock basis), and the holders of shares of Common Stock shall not be entitled to a separate class vote with respect thereto.

B.            Rights, Preferences and Restrictions of Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.             Dividend Provisions.

(a)           The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors.  Such dividends shall not be cumulative. Declared but unpaid dividends with respect to a share of Preferred Stock shall, upon conversion of such share to Common Stock, be paid to the extent assets are legally available therefor either in cash or in Common Stock (valued at the fair market value on the date of payment as determined by the Board of Directors of this Corporation).  The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least 66% of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis).  For purposes of this subsection 1(a), “Dividend Rate” shall mean (i) $0.0368 per annum for each share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A Preferred Stock) (ii) $0.0590 per annum for each share of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock) and (iii) $0.0848 per annum for each share of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series C Preferred Stock).

(b)           Upon the Conversion of any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock into Common Stock as provided in Section 4, all then accrued dividends on such shares that are undeclared as of the date of Conversion shall be waived and all Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock dividends shall cease to accrue on such converted shares.

(c)           So long as any shares of Series B Preferred Stock or Series C Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Series A Preferred Stock or Common Stock, nor shall any shares of any Series A Preferred Stock or Common Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section l(a) above) on the Series B Preferred Stock and Series C Preferred Stock shall have been paid or declared and set apart. The provisions of this Section l(c) shall not, however, apply to (i) a dividend payable in Common Stock, or (ii) any repurchase of any outstanding securities of the Corporation that is approved by the Corporation’s Board of Directors, with such approval to include the approval of each of the Series B Director (as defined below) and the Series C Director (as defined below).

(d)           So long as any shares of Series A Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock, nor shall any shares of any Common Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series A Preferred Stock shall have been paid or declared and set apart.  The provisions of this Section l(d) shall not, however, apply to (i) a dividend payable in Common Stock, or (ii) any repurchase of any outstanding securities of the Corporation that is approved by the Corporation’s Board of Directors.

(e)           Subject to the foregoing clauses (a), (b), (c), and (d), after payment of dividends described in Section 1(a), any additional dividends or distributions shall be distributed out of any assets legally available therefor, payable when, as and if declared by the Board of Directors, among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that one held and/or would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

2.             Liquidation Preference.  In the event of any Liquidation Event (as defined below), either voluntary or involuntary, distribution of the proceeds of such Liquidation Event (the “Proceeds”) of this Corporation to the stockholders of this Corporation shall be made in the following manner:

(a)           the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of the Series B Preferred Stock, Series A Preferred Stock and/or the Common Stock, by reason of their ownership of such stock, an amount equal to the Original Issue Price per share (as defined below) of the Series C Preferred Stock, plus all accrued or declared but unpaid dividends on such share, for each share of Series C Preferred Stock then held by them.  If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

(b)           upon the completion of the distribution to the holders of Series C Preferred required by subsection (a) of this Section 2 and before distribution of any remaining Proceeds to the holders of Series A Preferred Stock and/or the Common Stock or any further distribution of the remaining Proceeds to the holders of Series C Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to receive by reason of their ownership of such stock, an amount equal to the Original Issue Price per share (as defined below) of the Series B Preferred Stock, plus all accrued or declared but unpaid dividends on such share, for each share of Series B Preferred Stock then held by them.  If, upon the occurrence of such event, the remaining Proceeds available for distribution among the holders of the Series B Preferred Stock after completion of the distribution to the holders of Series C Preferred Stock required by subsection (a) of this Section 2 shall be insufficient to permit the payment to the holders of the Series B Preferred Stock of the full aforesaid preferential amounts, then the entire remaining Proceeds legally available for distribution after completion of the distribution to the holders of Series C Preferred Stock required by subsection (a) of this Section 2 shall be distributed ratably among the holders of the

Series B Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

(c)           upon the completion of the distribution to the holders of Series C Preferred and Series B Preferred Stock required by subsections (a) and (b) of this Section 2 and before distribution of any remaining Proceeds to the holders of the Common Stock or any further distribution of the remaining Proceeds to the holders of Series C Preferred Stock and Series B Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive, by reason of their ownership of such stock, an amount equal to the Original Issue Price per share (as defined below) of the Series A Preferred Stock, plus all accrued or declared but unpaid dividends on such share, for each share of Series A Preferred Stock then held by them.  If, upon the occurrence of such event, the remaining Proceeds available for distribution to the Series A Preferred Stock after completion of the distribution to the holders of Series C Preferred Stock and Series B Preferred Stock required by subsections (a) and (b) of this Section 2, shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then such remaining Proceeds legally available for distribution after completion of the distribution to the holders of Series C Preferred Stock and Series B Preferred Stock required by subsections (a) and (b) of this Section 2 shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

For purposes of this Restated Certificate, “Original Issue Price” for the Series A Preferred Stock. the Series B Preferred Stock and the Series C Preferred Stock shall mean $0.46 per share, $0.7374 per share, and $1.0597 per share, respectively (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(d)           Upon completion of the distributions required by subsections (a), (b) and (c) of this Section 2, all of the remaining Proceeds shall be distributed among the holders of Common Stock and Preferred Stock pro rata and with equal priority based on the number of shares of Common Stock held by each such holder, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate.

(e)           (i)            For purposes of this Section 2, a “Liquidation Event” shall include: (A) any reorganization by way of share exchange, consolidation or merger, in one transaction or series of related transactions (each, a “combination transaction”), in which the Corporation is a constituent corporation or is a party with another entity if, as a result of such combination transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into, securities of the surviving entity of such combination transaction (or such surviving entity’s parent entity if the surviving entity is owned by the parent entity) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all securities of such surviving entity (or its parent entity, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving entity (or its parent entity, if applicable) that are held by the Acquiring Stockholder; (B) a combination transaction in which stockholders of the Corporation sell or otherwise transfer for consideration voting securities of the Corporation that represent at least fifty percent (50%) of the total voting power of all then outstanding securities of the Corporation; (C) a sale, transfer, lease or other disposition of all or substantially all of the assets of the Corporation (including an exclusive license of all or substantially all of the Corporation’s intellectual property); or (D) a liquidation, dissolution or winding up of the Corporation.  For purposes of this Section 2, an “Acquiring Stockholder” means a stockholder or stockholders of the Corporation that (i) merges or combines with the Corporation in such combination transaction or (ii) owns or controls a majority of the voting power of another entity that merges or combines with the Corporation in such combination transaction.

For purposes of Section 2(e)(i)(B), a “combination transaction” shall not include a financing effected by the Corporation for capital raising purposes.  The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least 66% of the outstanding Series B and Series C Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(ii)           In any Liquidation Event, if any portion of the Proceeds received by this Corporation or its stockholders is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of this Corporation (including the approval of the Series B Director (as defined below) and Series C Director (as defined below)), unless otherwise determined pursuant to the definitive agreement governing such transaction.  Any securities shall be valued as follows:

(A)          Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)           If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3)           If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board of Directors of this Corporation (including the approval of the Series B Director and Series C Director).

(B)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation (including the approval of the Series B Director and Series C Director).

(iii)          For purposes of determining whether the holders of the Preferred Stock have received all amounts due to them under Sections 2(a), 2(b) and 2(c) above, the Proceeds distributed or distributable to such holders of Preferred Stock shall include only cash and other property which such holders of Preferred Stock receive upon the closing of the transaction constituting a Liquidation Event under Section 2(e)(i), and which cash and other property is not subject to an “earn out” or similar contingency, or subject to escrow or similar risk of forfeiture (the “Liquidation Event Closing Proceeds”).  If subsequently the holders of Preferred Stock receive additional cash and other property through an “earn out” or a release upon the occurrence of a contingency, and which additional cash and other property is not subject to a risk of forfeiture (the “Liquidation Event Post-Closing Proceeds”), then at the time the holders of Preferred Stock receive the Liquidation Event Post-Closing Proceeds such Proceeds will be deemed “received” by the holders of Preferred Stock under Sections 2(a), 2(b) and 2(c) above.

(iv)          Notice of Transaction.  The Corporation shall give each holder of record of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock prior written notice of any transaction described in Section 2(e)(i) in connection with materials delivered to stockholders in connection with the approval of such transaction not later than fifteen (15) days prior to the stockholders’ meeting called to approve such transaction, or fifteen (15) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than fifteen (15) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein.

(v)           Waiver of Notice.  The holders of at least 66% of the outstanding shares of Preferred Stock may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon the holders of all such securities.

3.             Redemption.

(a)           Redemption Request.  Subject to the terms and conditions of this Section 3 and subject to any liquidation preference rights which may have been previously invoked under Section 2 hereof, to the extent that any outstanding shares of Series C Preferred Stock and Series B Preferred Stock have not been redeemed or converted into Common Stock at least three (3) days prior to the first date set for redemption, the Corporation shall, upon receiving a written request at any time after September 30, 2013, signed by the holders of at least 66% of the then outstanding shares of Series C Preferred Stock and Series B Preferred Stock (voting together as a single class and not as separate series) to the extent it may lawfully do so, redeem, (a “Redemption”) on the date three (3) months following its receipt of such written redemption request and on the last day of each calendar quarter thereafter (each referred to hereafter as a “Redemption Date”), all the number of Series C Preferred Stock and Series B Preferred Stock that are outstanding on the date the Corporation receives such written redemption request.  The Series C Redemption Price (as defined below) and the Series B Redemption Price (as defined below) shall be paid from any source of funds legally available therefor, until all outstanding shares of Series C Preferred Stock and Series B Preferred Stock to be redeemed have been redeemed or converted to Common Stock as provided in Section 4 or the request for redemption has been withdrawn or terminated as provided below.

(b)           Withdrawal or Termination of Request.  A redemption request may be withdrawn or terminated upon the request of the holders of at least 66% of the issued and outstanding shares of Series C Preferred Stock and Series B Preferred Stock (voting together as a single class and not as separate series) on the date of the request for withdrawal or termination, but only with respect to the shares of Series C Preferred Stock and Series B Preferred Stock that had not been redeemed in full in cash as of such Redemption Date.  After any such withdrawn or terminated redemption request, the shares of Series C Preferred Stock and Series B Preferred Stock shall again be subject to redemption pursuant to this Section 3 upon the request of the holders of Series C Preferred Stock and Series B Preferred Stock as provided above.

(c)           Redemption Price.  Upon a Redemption of Series C Preferred Stock and the Series B Preferred Stock, the Corporation shall pay in cash to the holder of a redeemed share a sum equal to the Original Issue Price multiplied by two, plus declared but unpaid dividends (the “Redemption Price”).  The Redemption Price shall be paid in cash.

(d)           Holder Notice.  At least fifteen (15) but no more than thirty (30) days prior to the Redemption Date, if the holders of Series C Preferred Stock and Series C Preferred Stock exercise their right of Redemption pursuant to Section 3(a) above, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series C Preferred Stock and Series B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the Redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price the manner in which payment shall be obtained, and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Holder Notice”).  Except as provided in Section 3(e), each holder of (i) Series C Preferred Stock and (ii) Series B Preferred Stock to be redeemed shall surrender to this Corporation on or after the Redemption Date the certificate or certificates representing such shares, in the manner and at the place designated in the Holder Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof in the manner specified in Section 3(c), and each surrendered certificate shall be cancelled.  In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(e)           Rights.  From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series C Preferred Stock and Series B Preferred Stock designated for Redemption in the Holder Notice as holders of Series C Preferred Stock and Series B Preferred Stock (except the right to receive the Redemption Price, upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.  If the funds of this Corporation legally available for Redemption of shares of Series C Preferred Stock and Series B Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series C Preferred Stock and Series B Preferred Stock to be redeemed on such date, (i) those funds that are legally available shall be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the amounts that the Series C Preferred Stock and Series B Preferred Stock would otherwise have been entitled to receive if all amounts payable on or with respect to such Series C Preferred Stock and Series B Preferred Stock in such Redemption had been paid in full and (ii) the Corporation will make best efforts to pursue a capital raising transaction to allow it to complete such Redemption.  If the Corporation is unable to raise enough capital to complete the Redemption, the Corporation may complete such Redemption in thirty-six equal monthly installments, including interest at 13% per annum.  The shares of Series C Preferred Stock and Series B Preferred Stock not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein.

4.             Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

(b)           Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the

Securities Act of 1933, as amended, that results in aggregate gross proceeds to the Corporation, net of underwriting expenses, in excess of $50,000,000 (a “Qualified Public Offering”) at an offering price per share equal to three times (3x) the Original Issue Price for the Series C Preferred.  Additionally, each share of Preferred Stock shall automatically be converted into shares of Common Stock at the respective Conversion Rates at the time in effect for such series of Preferred Stock immediately upon the date specified by written consent or agreement of the holders of at least 66% of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting together as a single class and not as a separate series, and on an as-converted basis).

(c)           Mechanics of Conversion.

(i)            Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, (or shall execute and deliver such reasonable and appropriate documentation, including an affidavit of loss, if such certificate or certificates, are lost, stolen or destroyed) at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate for shares of Common Stock to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(ii)           Notwithstanding the foregoing, if any shares of Preferred Stock are converting into shares of Common Stock pursuant to the provisions of Article IV, Section 4(b), the conversion shall occur automatically without any further action by the holders of Preferred Stock affected thereby and whether or not the certificates representing such shares of Preferred Stock are surrendered to the Corporation or any transfer agent for the Preferred Stock.  The Corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock resulting from the automatic conversion unless the certificate or certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or any transfer agent for the Preferred Stock, or the holder of Preferred Stock notifies the Corporation or any transfer agent for the Preferred Stock that such certificate or certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate or certificates.  The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

(d)           Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)

(A)          If this Corporation shall issue, on or after the date upon which a share of Preferred Stock was first issued (the “Effective Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction: (x) the numerator of which is equal to the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by this Corporation for the total number of Additional Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance; and (y) the denominator of which is equal to the number of shares of Common Stock Outstanding (as defined below) prior to such issuance plus the number of Additional Stock so issued.  For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants.  Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent, and whether exercisable or not yet exercisable.

(B)           No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.  Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)           In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)          In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors (including the approval of the Series B Director and the Series C Director) irrespective of any accounting treatment.

(E)           In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefore:

(1)           The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)           The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3)           In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)           Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)           The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii)           “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this Corporation on or after the Effective Date other than:

(A)          shares of Preferred Stock or Common Stock issued pursuant to a stock split, reverse stock split, reincorporation, reclassification, or combination of the Corporation’s capital stock, including shares issued prior to the date hereof in connection with the Corporation’s reincorporation in the State of Delaware and the previous reclassification of the Corporation’s Series B Preferred Stock;

(B)           shares of Common Stock issuable or issued to directors, officers, employees, and consultants of the Corporation directly or pursuant to stock or stock option plans, agreements or other arrangements approved by the Board of Directors of the Corporation (including the Series B Director and the Series C Director);

(C)           shares of capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions, which issuances are primarily for other than equity financing purposes, and provided that such issuance of options or warrants is approved by the Board of Directors, including the Series B Director and Series C Director;

(D)          shares of Common Stock or Preferred Stock issuable upon exercise of options and warrants outstanding as of the date of filing of this Restated Certificate;

(E)           shares of capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers, or similar transactions, the terms of which are approved by the Board of Directors, including the Series B Director and Series C Director;

(F)           shares of Series C Preferred Stock issued or issuable pursuant to the that certain Series C Preferred Stock Purchase Agreement dated on or around October 30, 2008, as the same may be amended from time to time pursuant to its terms;

(G)           shares of Common Stock issued or issuable upon conversion of the Corporation’s Preferred Stock; and

(H)          shares of Common Stock issued or issuable in a Qualified Public Offering.

The “Effective Price” of Additional Stock shall mean the quotient determined by dividing the total number of shares of Additional Stock issued or sold, or deemed to have been issued or sold by the Corporation, into the aggregate consideration received, or deemed to have been received by the Corporation for such issue for such Additional Stock.

(iii)          Adjustment For Stock Splits And Combinations.  If the Corporation shall at any time or from time to time after the Effective Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Price for the applicable series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price for the applicable series of Preferred Stock in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 4(ii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iv)          Adjustment For Common Stock Dividends And Distributions.  If the Corporation at any time or from time to time after the Effective Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price for the applicable series of Preferred Stock that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of

Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or me close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution: provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(iii) to reflect the actual payment, if any, of such dividend or distribution.

(v)           Adjustment For Reclassification, Exchange And Substitution.  If at any time or from time to time after the Effective Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than pursuant to a transaction deemed to be a Liquidation Event pursuant to Section 2(e)(i) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, classification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(e)           Reorganizations, Mergers Or Consolidations.  If at any time or from time to time after the Effective Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than pursuant to a transaction deemed to be a Liquidation Event pursuant to Section 2(e)(i) or a recapitalization, subdivision, combination, classification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon Conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon Conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon Conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(f)            No Impairment.  The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(g)           No Fractional Shares.  No fractional shares shall be issued upon the Conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.  Whether or not fractional shares are issuable upon such Conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate Conversion.

(h)           Certificate As To Adjustment.  Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth:  (i) such adjustment and readjustment, (ii) the Conversion Price for such Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the Conversion of a share of such Preferred Stock.

(i)            Notices Of Record Date.  In the event of any taking by the Corporation of a reward of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least 10 days’ prior written notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, or right, and the amount and character of such dividend, distribution, or right.  No event described herein shall take place sooner than ten (10) days after this Corporation has given the first notice provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent at least 66% of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted to Common Stock basis).

(j)            Reservation Of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the Conversion of shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all outstanding shares of such Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the Conversion of all the outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(k)           Notices.  Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the holder’s address appearing on the books of the Corporation.

5.             Voting Rights.

(l)            General Voting Rights.  The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this

Corporation, and except as provided in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock or with respect to other matters required by law to be submitted to a class vote, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(m)          Voting for the Election of Directors.

(i)            As long as any shares of Series B Preferred Stock remain outstanding, the holders of such shares of Series B Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of this Corporation at any election of directors (the “Series B Director”).  The Series B Director may be removed from the Board only by the affirmative vote of the holders of a majority of the Series B Preferred Stock voting as a separate series.

(ii)           As long as any shares of Series C Preferred Stock remain outstanding, the holders of such shares of Series C Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of this Corporation at any election of directors (the “Series C Director”).  The Series C Director may be removed from the Board only by the affirmative vote of the holders of a majority of the Series C Preferred Stock voting as a separate series.

(iii)          The holders of outstanding Common Stock, voting as a separate class, shall be entitled to elect two (2) directors of this Corporation at any election of directors (the “Common Directors”).  Each Common Director may be removed from the Board only by the affirmative vote of the holders of a majority of the Common Stock voting as a separate class.

(iv)          The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect three (3) directors of this Corporation (the “Mutual Directors”).  Each Mutual Director may be removed from the Board only by the affirmative vote of the holders of a majority of the Common Stock and Preferred Stock, voting as a single class and not as separate series, and on an as-converted basis.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, subject to any agreement among the stockholders of this Corporation, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the consent of a majority-in-interest of the holders of shares of such class or series shall be required prior to any such action by the Board.

6.             Protective Provisions.

(n)           The Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66% of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting together as a single class, not as a separate series and on an as converted basis) take any of the following actions:

(i)            amend this Corporation’s Restated Certificate or its Bylaws;

(ii)           authorize or issue or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) except for compensatory issuances and in lease, borrowing and comparable transactions, in each such case, without first obtaining the approval of (i) the Series C Director and (ii) the Series B Director;

(iii)          redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares at cost of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, with the approval of the Series C Director and the Series B Director;

(iv)          declare or pay a dividend to or distribute any property to holders of Common Stock or holders of Series A Preferred Stock, except as required in connection with a Liquidation Event;

(v)           authorize the liquidation, dissolution, recapitalization, reorganization or filing for bankruptcy of this Corporation;

(vi)          prior to October 31, 2011, consummate a Liquidation Event, unless the per share proceeds distributable to the holders of Series C Preferred Stock, free of any restrictions or contingencies (including, but not limited to, any proceeds subject to an “earn out” or similar contingency, or subject to escrow or similar risk of forfeiture), is equal to or exceeds three times (3x) the Original Issuance Price per share of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series C Preferred Stock);

(vii)         materially change the nature of the Corporation’s business;

(viii)        change the authorized number of directors of this Corporation or delegate substantial board authority to committees;

(ix)           authorize the issuance of any securities by a subsidiary of the Corporation to any other person other than the Corporation;

(x)            authorize the increase of the number of shares issuable under any stock option or purchase plan without first obtaining the approval of (i) the Series C Director and (ii) the Series B Director;

(xi)           transact with an affiliate or stockholder other than in the ordinary course of business; or

(xii)          authorize or issue debt instruments that obligate the Corporation to repay more than $5,000,000 of principal.

(o)           The Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of 65% of the then outstanding shares of Series B Preferred Stock (i) alter or change the rights, preferences or privileges of the shares of the Series B Preferred Stock in a manner that would materially and adversely affect such shares in a manner different than the Series C Preferred Stock or (ii) authorize additional shares of Series B Preferred Stock.

(p)           The Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series C Preferred Stock (i) alter or change the rights, preferences or privileges of the shares of the Series C Preferred Stock in a manner that would materially and adversely affect such shares in a manner different than the Series B Preferred Stock or (ii) authorize additional shares of Series C Preferred Stock.

7.             Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this Corporation.  The Restated Certificate of this Corporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

C.            Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.             Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this Corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2.             Liquidation Rights.  Upon the liquidation, dissolution or winding up of this Corporation, the assets of this Corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3.             Redemption.  The Common Stock is not redeemable at the option of the holder.

4.             Voting Rights.  The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A.            The Board of Directors of this Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

B.            Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

C.            The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE VI

Whenever a compromise or arrangement is proposed between Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VII

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to me extent that exculpation from liability is not permitted under the General Corporation Law as now in effect or as it may hereafter be amended.  No amendment or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VIII

The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the feet that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, against expenses (including, without limitation, attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection, with, any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.  Such indemnification and advancement of expenses shall not be exclusive of other indemnification rights arising as a matter of law, under any Bylaw, agreement, vote of directors or stockholders or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs and legal representatives of such person.  Any person seeking indemnification under this Article VIII shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.  Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

The Corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such, person against such expense, liability or loss under the General Corporation Law or the terms of the Restated Certificate.

ARTICLE IX

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders or the affiliates of the foregoing, other than those officers, directors, stockholders or affiliates who are employees of the Corporation.  No amendment or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any such officer, director, stockholder or affiliate for or with respect to any business opportunities of which such officer, director, stockholder or affiliate becomes aware prior to such amendment or repeal.

ARTICLE X

In accordance with Section 203(b)(1) of the General Corporation Law relating to the application of Section 203 thereof, the Corporation shall not be governed by Section 203 of the General Corporation Law.

ARTICLE XI

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders or the affiliates of the foregoing, other than those officers, directors, stockholders or affiliates who are employees of the Corporation.  No amendment or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any such officer, director, stockholder or affiliate for or with respect to any business opportunities of which such officer, director, stockholder or affiliate becomes aware prior to such amendment or repeal.

ARTICLE XII

To the extent that this Corporation is subject to Section 2115 of the California General Corporation Law, in connection with repurchases by this Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

ARTICLE XIII

The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder are granted subject to this reservation.

*     *     *

THIRD:  The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said Corporation in accordance with Section 228 of the General Corporation Law.

FOURTH:  That said Restated Certificate, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed by Andre Simone, its Chief Financial Officer, this 31st day of October, 2008.

IntelePeer, Inc.

/s/ Andre Simone
Andre Simone, Chief Financial Officer

CERTIFICATE OF CORRECTION FILED TO

CORRECT AN ERROR IN THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

INTELEPEER, INC.

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE

STATE OF DELAWARE ON OCTOBER 31, 2008

IntelePeer, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The name of the corporation is IntelePeer, Inc.

2.             An Amended and Restated Certificate of Incorporation (the “Restated Certificate”) was filed with the Secretary of State of the State of Delaware on October 31, 2008, and said Restated Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.             The inaccuracy or defect of said Restated Certificate to be corrected is as follows: subsections (i), (ii), (iii) and (iv) of Article IV, Section B(5)(m) should have expressly provided for removal of directors by “vote or written consent” of the applicable stockholders.

4.             Article IV, Section B(5)(m) is corrected to read in its entirety as follows:

(i)            As long as any shares of Series B Preferred Stock remain outstanding, the holders of such shares of Series B Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of this Corporation at any election of directors (the “Series B Director”).  The Series B Director may be removed from the Board only by the affirmative vote or written consent of the holders of a majority of the Series B Preferred Stock voting as a separate series.

(ii)           As long as any shares of Series C Preferred Stock remain outstanding, the holders of such shares of Series C Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of this Corporation at any election of directors (the “Series C Director”).  The Series C Director may be removed from the Board only by the affirmative vote or written consent of the holders of a majority of the Series C Preferred Stock voting as a separate series.

(iii)          The holders of outstanding Common Stock, voting as a separate class, shall be entitled to elect two (2) directors of this Corporation at any election of directors (the “Common Directors”).  Each Common Director may be removed from the Board only by the affirmative vote or written consent of the holders of a majority of the Common Stock voting as a separate class.

(iv)          The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect three (3) directors of this Corporation (the “Mutual Directors”).  Each Mutual Director may be removed from the Board only by the affirmative vote or written consent of the holders of a majority of the Common Stock and Preferred Stock, voting as a single class and not as separate series, and on an as-converted basis.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, subject to any agreement among the stockholders of this Corporation, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the consent of a majority-in-interest of the holders of shares of such class or series shall be required prior to any such action by the Board.

[Signature Page Follows]

IN WITNESS WHEREOF, IntelePeer, Inc. has caused this Certificate of Correction to the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 3rd day of November, 2008.

Andre Simone
Chief Financial Officer

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTELEPEER, INC.

IntelePeer, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             The first paragraph of Section A of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) presently reads as follows:

“Authorization of Stock.  This Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.  The total number of shares that this Corporation is authorized to issue is 80,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and 43,760,592 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).  The Preferred Stock shall be divided into three series.  The first series of Preferred Stock shall consist of 1,280,210 shares and shall be designated “Series A Preferred Stock.”  The second series of Preferred Stock shall consist of 24,730,382 shares and shall be designated “Series B Preferred Stock.”  The third series of Preferred Stock shall consist of 17,750,000 shares and shall be designated “Series C Preferred Stock”.

and such first paragraph of Section A of Article IV is hereby amended and restated in its entirety to read as follows:

“Authorization of Stock.  This Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.  The total number of shares that this Corporation is authorized to issue is 80,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and 44,760,592 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).  The Preferred Stock shall be divided into three series.  The first series of Preferred Stock shall consist of 1,280,210 shares and shall be designated “Series A Preferred Stock.”  The second series of Preferred Stock shall consist of 24,730,382 shares and shall be designated “Series B Preferred Stock.”  The third series of Preferred Stock shall consist of 18,750,000 shares and shall be designated “Series C Preferred Stock”.

2.             The foregoing Certificate of Amendment to the Certificate has been duly approved by the Board of the Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of Delaware.

3.             The foregoing Certificate of Amendment to the Certificate has been duly approved by the Corporation’s stockholders in accordance with Sections 228 and 242 of the General Corporation Law of Delaware and the Certificate.

4.             The foregoing Certificate of Amendment to the Corporation’s Certificate shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

Remainder Of Page Intentionally Left Blank.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by the Chief Financial Officer of the Corporation this 14th day of April, 2009.

INTELEPEER, INC.

By:	Andre Simone
Andre Simone
Chief Financial Officer